Calix Press Release	Page 1

Exhibit 99.1

Calix Announces Michael Weening as Chief Operating Officer

Accelerating growth through the power of the Intelligent Access EDGE and Revenue EDGE solutions

SAN JOSE, CA – August 5, 2020 – Calix, Inc. (NYSE: CALX) today announced Michael Weening’s promotion to EVP and COO. In his new role, Michael adds Revenue EDGE solutions to his existing responsibilities leading sales, marketing, services, customer success and product operations. “Michael joined in 2016 and has been instrumental in building our field teams to maximize the opportunity that our cloud and software platforms create.” said Carl Russo, President and CEO of Calix. “As we accelerate, strong aligned execution will be key. Michael has demonstrated his vision, leadership skill and commitment to building teams that deliver business transformation for our customers and we look forward to the team accelerating our growth under his leadership.”

Michael joined Calix from Salesforce where he was senior vice president of Global Customer Success and Services, Commercial Business, holding roles in Asia and North America. Previously, Michael held senior leadership roles at Bell Mobility and Microsoft in Europe and North America. Michael holds a BA from Brock University.

“I am excited to have the opportunity to help lead this next stage of Calix’s growth.” said Michael Weening, EVP and COO for Calix. “Over the last decade Calix has been building our Intelligent Access EDGE and Revenue EDGE solutions that enable our customers to innovate at a pace never before seen in our industry. These solutions are enabling hundreds of service providers of all sizes and types to build the most advanced and lowest-opex fiber network in the world while also delivering the ultimate subscriber experience. This enables our customers to transform the way they do business at a critical time as society is being reshaped by the need to work and learn from home. I look forward to supporting the teams that are making those business transformations happen every single day.”
About Calix
Calix, Inc. (NYSE: CALX) - Innovative communications service providers rely on Calix platforms to help them master and monetize the complex infrastructure between their subscribers and the cloud. Calix is the leading global provider of the cloud and software platforms, systems, and services required to deliver the unified access network and smart premises of tomorrow. Our platforms and services help our customers build next generation networks by embracing a DevOps operating model, optimize the subscriber experience by leveraging big data analytics and turn the complexity of the smart, connected home and business into new revenue streams.

This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.

Press Inquiries:	Investor Inquiries:
Dale Legaspi	Thomas J. Dinges, CFA
408-474-0056	408-474-0080
dale.legaspi@calix.com	tom.dinges@calix.com